Exhibit 10.1
AMENDMENT NO. 2 TO THE DECEMBER 10, 2004 MOA TO PROVIDE FOR THE
TRANSFER OF
SUPPLEMENTAL BARTER MATERIAL

          This Amendment No. 2 to the December 10, 2004 Memorandum of Agreement between the United States Department of Energy (“DOE”) and USEC Inc, a Delaware Corporation headquartered at 6903 Rockledge Drive, Bethesda, MD. 20817 is entered into this 9th day of February, 2006 (the “Amendment No. 2 Effective Date”). USEC, Inc. and its wholly owned subsidiary, United States Enrichment Corporation, are herein referred to as, “USEC.” DOE and USEC are sometimes referred to herein as “Parties.”
          WHEREAS, on December 10, 2004, the Parties entered into a Memorandum of Agreement for the Continued Operation of the Portsmouth S&T Facilities for the Processing of Affected Inventory in Fiscal Year 2005 and Thereafter (the “MOA”); and
          WHEREAS, on May 16, 2005, the Parties entered into Amendment No. 1 to the MOA; and
          WHEREAS, as of December 31, 2005, USEC had cleaned 737 MTU of DOE Affected Inventory by removing Tc-99 so that the Affected Inventory meets ASTM specification C-787-90; and
          WHEREAS, Section 1.7 of the MOA requires USEC to cease performance when Allowable Costs exceed the proceeds received or expected to be received from the sale of Feed Material; and
          WHEREAS, USEC anticipates that by early February, Allowable Costs will exceed proceeds from the sale of the Feed Material transferred to USEC pursuant to the MOA; and
          WHEREAS, the 2006 Energy and Water Development Appropriations Act (the “Act”) provides additional authorization for the Secretary to barter, transfer or sell uranium and to use any proceeds to continue the Tc-99 cleanup project; and
          WHEREAS, the Act also provides that any such barter, transfer or sale shall, to the extent possible, be competitive and comply with all applicable Federal procurement laws (including regulations); and
          WHEREAS, under Section 7.2(c) of the MOA, the Parties may agree to one or more additional exchanges of “Supplemental Barter Material” (as that term is defined in the MOA) to continue processing Affected Inventory, without additional amendment to the MOA, provided the transfer, administration, and use of the proceeds from the Supplemental Barter Material is in accordance with the terms and conditions of the MOA, as amended;
          NOW, THEREFORE, the Parties hereby agree that:
          Subject to the availability of funds and legislative authority for this purpose, work under the MOA, as amended, will be continued as follows:
     1. DOE shall transfer title to an additional 200 MTU of Feed Material (“Supplemental Barter Material”) to USEC within three business days of the date on which USEC and DOE have executed pursuant to Section 1.2(b) of the MOA a Security Agreement satisfactory to DOE that grants DOE a security interest in the Supplemental Barter Material, in accounts receivable generated by the sale of Supplemental Barter Material, and in the proceeds received from the sale of Supplemental Barter Material.
     2. DOE shall transfer possession of the Supplemental Barter Material to USEC within thirty days of the date on which USEC and DOE execute the Security Agreement referred to in Section 1 above.
     3. USEC shall sell the Supplemental Barter Material in accordance with the following procedures:
a.	In addition to soliciting prospective uranium buyers of whom it is aware, USEC shall announce the sale by placing an announcement (or equivalent) in Ux Weekly. That announcement shall, at a minimum, inform the public that, pursuant to an agreement with the DOE, USEC is selling approximately 200 metric tons of natural uranium hexafluoride (UF6) that is being transferred to USEC by DOE; that the sale is being conducted on a competitive basis and is open to all prospective buyers; and that anyone interested in purchasing any of this uranium should contact Patrick Ducmet, Director, Global Sales at USEC, by e-mail at ducmetu@usec.com or by telephone at (301) 564-3200. The announcement shall inform readers that USEC has issued a Request for Proposals (“RFP”) that is available on USEC’s web site.

b.	USEC shall provide a draft copy of the RFP to the Manager of DOE’s Portsmouth/Paducah Project Office for DOE review two business days prior to issuance.

c.	USEC shall provide copies of all responsive bids to the Manager of DOE’s Portsmouth/Paducah Project Office along with a recommendation as to which offer should be accepted and the basis for this recommendation.

d.	In the event DOE does not object to USEC’s recommendation within two business days of DOE’s confirmed receipt of USEC’s recommendation, USEC shall accept the offer that it recommended accepting. The Parties agree that DOE’s receipt of USEC’s recommendation may be confirmed by e-mail evidence of DOE’s receipt.

e.	In the event DOE objects to USEC’s recommendation and another offer is acceptable to DOE, then DOE shall, within two business days of DOE’s confirmed receipt of USEC’s recommendation, direct USEC to accept the offer that is acceptable to DOE.

f.	If DOE objects to USEC’s recommendation and DOE determines that all offers are unacceptable, DOE and USEC shall enter into discussions to identify a mutually agreeable alternative.

g.	If the Parties cannot identify a mutually agreeable alternative within ten business days, of DOE’s determination that all offers are unacceptable, DOE shall either:
1.	Make direct payment of USEC Allowable Costs pursuant to Section 2.3 of the MOA, or;

2.	Terminate the MOA pursuant to Section 13 of the MOA.
h.	In the event the Parties cannot reach an agreement pursuant to 3(f) and, pursuant to Section 3(g) DOE directs USEC to accept direct payment or terminate the program USEC shall within three business days transfer title to the 200 MTU of Supplemental Barter Material back to DOE (less the amount of such material that has previously been sold, if any).

i.	If pursuant to Section 3(g) DOE directs USEC to terminate the MOA USEC may nonetheless continue processing USEC Affected Inventory at its own risk and cost. The Parties agree, however, that any such continuation shall not impact their respective rights and responsibilities under the June 17, 2002 Agreement between DOE and USEC.
     4. The Advanced Cost Agreement concluded by the Parties pursuant to Section 2.1 of the MOA as of March 9, 2005 shall govern the disposition of proceeds from the sale of Supplemental Barter Material.
     5. DOE’s and USEC’s obligations under this Amendment No. 2 are subject to compliance with applicable law including but not limited to the National Environmental Policy Act.
     6. All provisions contained in the MOA, as amended, are applicable to this Amendment No. 2. In the event there is a conflict between this Amendment No. 2 and the MOA, as amended, this Amendment No. 2 shall be controlling.
     IN WITNESS WHEREOF, The Parties, through their duly authorized representatives, have signed this Amendment in two originals on the Amendment No. 2 Effective Date listed above.

UNITED STATES DEPARTMENT		USEC INC.
OF ENERGY

By:	/s/ William E. Murphie	By:	/s/ Philip G. Sewell

	William E. Murphie		Philip G. Sewell

Title:	Manager, PPPO	Title:	Senior Vice President

Date:	February 9, 2006	Date:	February 9, 2006

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